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                                  EXHIBIT 99.2


                            John H. Harland Company
                          Employee Stock Purchase Plan


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                                                             041795





                            JOHN H. HARLAND COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN

                             EFFECTIVE JULY 1, 1995


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                          THE JOHN H. HARLAND COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN


1.   PURPOSE

     This document amends and restates the John H. Harland Company Employee Stock Purchase Plan (the "Plan") effective for offerings beginning on or after July 1, 1995. The Plan is intended as an incentive and to encourage stock ownership by all employees of John H. Harland Company (the "Company") and (subject to the conditions hereinafter set forth) of its Subsidiaries, so that they may acquire or increase their proprietary interest in the success of the Company, and to encourage them to remain in the employ of the Company and its Subsidiaries. It is further intended that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). However, this Plan is not intended to constitute a plan described in Section 401 of the Code or to constitute an "employee benefit plan" as described in the Employee Retirement Income Security Act of 1974, as amended.

     As used herein, the term "Subsidiary" shall be determined as of each Offering Date and shall include any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations in such chain other than the last corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.   ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall consist of not less than three members of the Board. Each member must be a "disinterested person" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor to such rule ("Rule 16b-3"). The Board may from time to time remove members from, or add eligible individuals as members to, the Committee who are "disinterested persons" under Rule 16b-3. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Minutes of all meetings shall be made and preserved. A majority of the Committee shall control its actions at any meeting.

     The Committee shall have the power to delegate the duty to perform recordkeeping, and such other administrative functions as the Committee deems appropriate under the circumstances, to an officer of the Company, a third party administrator (a "Third Party Administrator") or to any other person or entity. Any person or entity to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.


3.   ELIGIBILITY

     Any employee, as defined below, of the Company or any Subsidiary of the Company shall be eligible to participate in the Plan on an Offering Date if, on such date, such employee has been employed continuously by the Company or any Subsidiary for at least one year. An employee shall be considered to have been employed for at least one year by the Company or any Subsidiary, if during a relevant one-year period the employee has been employed continuously by any combination of the Company and its Subsidiaries or by any combination of its Subsidiaries.

     The term "employee" shall have the same meaning as the term "employee" as defined by Section 3401(c) of the Code and shall include officers and directors who are also employees but shall exclude individuals whose customary employment is for not more than twenty hours per week or for not more than five months in any calendar year.
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     Any provision of the Plan to the contrary notwithstanding, no employee shall be granted an option:

          (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, of any parent corporation of the Company or of any Subsidiary, determinations of employee stock ownership being made for this purpose in accordance with Section 423(b)(3) of the Code; or

         (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company, of any parent corporations of the Company and of any Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such stock option would be outstanding at any time, within the meaning of Section 423(b)(8) of the Code.


4.   COMMON STOCK

     The stock to be sold to participants under the Plan (the "Common Stock") shall be $1 par value common stock of the Company and may, at the election of the Company, be either treasury stock or stock originally issued for such purpose. The maximum number of shares of Common Stock which shall be made available for sale under the Plan during all offerings under the Plan shall be 4,350,000 shares subject to adjustment upon changes in capitalization of the Company as provided in paragraph 16.

     The participant will have no interest in Common Stock covered by his or her option until such option has been exercised.

     Any shares which are subject to sale pursuant to an option granted under the Plan but which are not purchased on the Termination Date of the related offering shall again become available for sale pursuant to options granted under the Plan.


5.   OFFERING DATES

     The Plan will be implemented by a continuous series of offerings, each of which shall commence on the first business day of a calendar quarter (the "Offering Date") and shall terminate on the last business day of such quarter (the "Termination Date").

     No offering shall be made if in the opinion of the Committee the Common Stock made available under the Plan has been so substantially exhausted as to make an offering to all eligible employees impractical under the Plan.


6.   PARTICIPATION

     An eligible employee may become a participant by properly completing and filing with his or her employer an authorization for payroll deductions to purchase shares of Common Stock on the form approved by the Committee or its delegate.

     Payroll deductions shall become effective on the first Offering Date after a participant has filed his or her authorization and shall terminate upon the earlier to occur of (a) the participant's written request to withdraw or terminate participation in the Plan as described in paragraph 11 or (b) the participant's failure to satisfy the eligibility requirements described in paragraph 3. As long as an eligible employee continues to authorize payroll deductions, he or she shall receive an option on each Offering Date.


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7.   PAYROLL DEDUCTIONS

     At the time a participant files his or her authorization for a payroll deduction, he or she shall elect to have deductions made from his or her Annualized Cash Compensation, as hereinafter defined, on each payday during the time he or she is a participant in an offering at the annual rate of 3, 4, 5, 6, 7, 8, 9, or 10% of his or her Annualized Cash Compensation.

     The term "Annualized Cash Compensation" shall mean the participant's current annualized cash compensation from the Company or any Subsidiary, including overtime, bonuses, commissions and other cash incentives and any pre-tax deferrals under the Company's or any Subsidiary's employee benefit plans.

     All payroll deductions made for a participant shall be credited to the bookkeeping account (the "payroll account") maintained for such participant by the Company or a Subsidiary. A participant may not make any contributions under the Plan other than by payroll deduction.

     A participant may withdraw from an offering at any time and thereby have further payroll deductions discontinued as provided in paragraph 11, but no other change can be made during an offering and, specifically, a participant may not otherwise alter the rate of his or her payroll deduction for that offering.

     A participant may change the amount of his or her payroll deductions for any future offering by filing a new authorization with his or her employer in accordance with this paragraph prior to commencement of the offering.


8.   GRANTING OF OPTION

     On each Offering Date, each participant shall be granted an option to purchase the lesser of 1800 shares of Common Stock or the number of full and partial shares of Common Stock equal to the quotient obtained by dividing $6250 by the fair market value of a share of Common Stock as determined below as of the Offering Date. However, if the number of shares of Common Stock available for purchase under the Plan is insufficient to grant to each participant an option to purchase the maximum number of shares determined under the preceding sentence or if on the Termination Date the number of shares available for purchase is insufficient to permit each participant to purchase such maximum number of shares, then each option shall be reduced to equal the total number of available shares multiplied by a fraction the numerator of which is such participant's Annualized Cash Compensation and the denominator of which is the total Annualized Cash Compensation of all participants.

     The option price of each share of Common Stock for a particular offering shall be the lower of:

          (i) 85% of the fair market value per share of the Common Stock on the Offering Date of such offering, or

         (ii) 85% of the fair market value per share of the Common Stock on the Termination Date of such offering.

     The fair market value per share shall be (a) the mean of the highest and lowest quoted selling prices of a share of Common Stock on the New York Stock Exchange on the applicable valuation date as reported by The Wall Street Journal or, if the Common Stock is no longer traded on The New York Stock Exchange, under the quotation system under which such prices are reported or, if The Wall Street Journal no longer reports such prices, the mean of such prices as reported by a newspaper or trade journal selected by the Committee, or, if no such prices are available on such date, (b) the mean of the highest and lowest selling prices of a share of Common Stock as so reported or quoted in accordance with clause (a) above for the immediately preceding business day, or, if no newspaper or trade journal reports such prices or if no such price quotations are available, (c) the price which the Committee acting in good faith determines through any


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reasonable valuation method that a share of Common Stock might change hands through a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.


9.   EXERCISE OF OPTION

     Unless a participant elects to withdraw from the offering as provided in paragraph 11, his or her option will be exercised automatically for him or her on the Termination Date for the purchase of as many full and partial shares of Common Stock subject to the option granted to him or her (determined in accordance with paragraph 8) as the accumulated payroll deductions in his or her payroll account at that time will purchase at the option price for such offering.

     The amount credited to a participant's payroll account in excess of that which will purchase the number of shares for which his or her option was granted shall be paid over to the participant (without interest) as soon as practicable following the Termination Date for the offering period.

     No participant may use more than $5,000.00 of the amount credited to his or her payroll account for purchase of Common Stock during any calendar year. When this amount has been used to purchase Common Stock, any excess shall be returned to him or her (without interest), payroll deductions for him or her shall cease, and he or she shall be ineligible to participate in any additional offering during that calendar year. Unless, however, the participant withdraws his or her authorization for payroll deductions, the participant's authorization shall become effective again on the first Offering Date beginning in the next calendar year.


10.  DELIVERY

     As promptly as practicable after each Termination Date, any Common Stock purchased upon the exercise of a participant's option will be registered in the name of the participant or, if the participant so directs, in the names of the participant and one such other person as may be designated by the participant as joint tenants with rights of survivorship, but no certificates will be issued until requested by the participant or as required under paragraph 11. A bookkeeping account will be maintained for each Participant (the "stock account"), which may consist of one or more accounts to record his or her shares purchased under the Plan. Statements shall be provided to each participant showing the shares purchased for his or her stock account and such other information as the Committee or its delegate deems appropriate to satisfy any reporting obligations under the Plan.

     A participant will be a fully vested, beneficial owner of all shares of Common Stock registered to him or her (or to him or her and another person as permitted under this paragraph) under the Plan.

     Proxy material, meeting announcements, tender offer materials and other communications distributed to holders of Common Stock will be distributed to participants with respect to their shares purchased under this Plan in the same manner and at the same time as such materials are distributed to other holders of Common Stock while they remain the registered owners of such shares.

     A participant at any time may request that certificates be issued to him or her with respect to any number of whole shares credited to his or her stock account. No fees will be charged to the participant for such certificates.

     If a Third Party Administrator that maintains the stock account for a participant also provides brokerage services, the participant may request that the Third Party Administrator arrange for the sale of any whole shares of Common Stock registered to him or her under the Plan; provided, all transaction costs of such sale will be paid by the participant.


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11.  WITHDRAWAL AND TERMINATION OF EMPLOYMENT

     A participant may withdraw from an offering at any time by giving written notice to his or her employer. All of the payroll deductions credited to the participant's payroll account during such offering will be paid to him or her (without interest) after receipt of his or her notice of withdrawal.

     A participant who withdraws from an offering shall be deemed to have given notice of his or her intention to cease to be a participant for that offering, as well as the immediately following offering. Such participant may recommence participation in the second offering following the offering during which he or she withdrew or in any succeeding offering for which he or she is otherwise eligible in accordance with paragraph 3 if he or she files with his or her employer an authorization for payroll deductions in accordance with paragraph 7.

     Upon termination of a participant's employment with the Company and all Subsidiaries for any reason, including retirement or death, he or she shall immediately cease to be a participant, any option which he or she may have been granted under the Plan shall immediately expire and shall not be exercised, and the payroll deductions credited to his or her payroll account will be returned to him or her within 30 days after the effective date of the termination (without interest), or, in the case of his or her death, to the personal representative of his or her estate. Certificates representing the whole shares of Common Stock credited to the participant's stock account and a check for the value of any partial shares will be issued to the participant. In the event of the participant's death prior to the issuance of such certificates, the shares shall be issued to the personal representative of the participant's estate or if the shares were registered to the participant and another person as joint tenants, to the surviving joint tenant or if both the participant and the joint tenant are deceased, to the personal representative of the estate of the last to die. If a Third Party Administrator that maintains the stock account for the participant also provides brokerage services and if so requested by the participant within 60 days of the termination, the Third Party Administrator will arrange for the sale of the whole shares credited to the participant's stock account and issue a check to the participant for the value of any partial shares credited to his or her stock account and the proceeds of the sale of whole shares less any transaction costs of the sale.


12.  DIVIDENDS

     Any dividend with respect to the shares of Common Stock credited to a participant's stock account under the Plan will be paid to the participant to the extent such dividend is paid in cash or credited to his or her stock account to the extent such dividend is paid in Common Stock. However, upon the participant's written request, cash dividends will be reinvested in additional shares of Common Stock pursuant to the Company's dividend reinvestment plan.


13.  TRANSFERABILITY

     Neither payroll deductions credited to a participant's payroll account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.


14.  USE OF FUNDS

     All payroll deductions received or held by the Company (or by any Subsidiary as agent for the Company) under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.


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15.  CHANGES IN CAPITALIZATION

     The number of shares of Common Stock covered by each outstanding option and the price per share thereof in each such option and the number of shares of Common Stock issuable through options granted pursuant to the Plan for which options have not been granted shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a Common Stock dividend (but only such a payment with respect to the Common Stock of the Company) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. If any adjustment to the number of shares of Common Stock issuable through options granted pursuant to the Plan would create a fractional share, such fractional share shall be disregarded and the number of shares available under the Plan shall be the next lower number of whole shares, rounding all fractions downward.


16.  SECURITIES REGISTRATION

     In the event that the Company shall deem it necessary to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised, or to qualify any such shares for exemption from the Securities Act of 1933, then the Company shall take such action at its own expense before delivery of such shares. In the event the shares of Common Stock shall be listed on any national stock exchange at the time of the exercise of an option under the Plan, then whenever required, the Company shall make prompt application for the listing on such stock exchange of such shares, at the sole expense of the Company.


17.  AMENDMENT OR TERMINATION

     The Board may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant unless (a) each participant consents in writing to such amendment or (b) the Board acting in good faith deems that such action is required under applicable law. No amendment may be made without prior written approval of the shareholders of the Company if such amendment would:

          (i) permit the sale of more shares of Common Stock than are authorized under paragraph 4 of the Plan;

         (ii) effect any change in the designation of eligible employees under paragraph 3 of the Plan;

        (iii) permit payroll deductions at a rate in excess of 10% of a participant's Annualized Cash Compensation; or

         (iv) be subject to shareholder approval under the laws of the State of Georgia or Rule 16b-3.

Finally, no provision of this Plan shall be amended more than once every 6 months if more frequent amendment of such provision would result in a loss of exemption under Rule 16b-3.


18.  COMPLIANCE WITH RULE 16B-3

     All elections and transactions under the Plan by persons subject to
Section 16 of the Securities Exchange Act of 1934 involving shares of Common Stock are intended to comply with all exemptive conditions under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Rule 16b-3, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder. To the extent that any provision of the


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Plan, the administrative guidelines or any action or omission with respect to the Plan (including any action by an eligible employee) does not satisfy the exemptive conditions under Rule 16b-3 or otherwise is inconsistent with Rule 16b-3, the provision, guidelines or action or omission shall be deemed null and void, as permitted by applicable law.


19.  NOTICES

     All notices or other communications by a participant under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee or its delegate at the location, or by the person, designated by the Committee or its delegate for the receipt thereof.


20.  EMPLOYMENT

     No offering under the Plan shall constitute an offer of employment, and no participation in an offering under this plan shall constitute an employment agreement. Any offering or participation in the Plan shall have no bearing whatsoever on the employment relationship between any employee and the Company or any of its Subsidiaries. No employee shall be induced to participate in the Plan by the expectation of employment or continued employment.


21.  HEADINGS AND CONSTRUCTION

     The headings to paragraphs in the Plan have been included for convenience of reference only. The Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.